Exhibit 15

Microsoft Corporation One Microsoft Way Redmond, Washington

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Microsoft Corporation and subsidiaries for the periods ended December 31, 2012, and 2011, as indicated in our report dated January 24, 2013; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2012, is incorporated by reference in Registration Statement Nos. 333-120511, 333-109185, 333-06298, 333-16665, 333-118764, 333-75243, 333-91755, 333-52852, 333-102240, 333-132100, 333-161516, and 333-185757 of Microsoft Corporation on Form S-8 and Registration Statement Nos. 333-43449, 333-110107, 333-108843, 333-155495, and 333-184717 of Microsoft Corporation on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP

Seattle, Washington

January 24, 2013